NEWS RELEASE

FOR IMMEDIATE RELEASE

ULTRA PETROLEUM ANNOUNCES Q1 EARNINGS AND RECORD PRODUCTION;
INCREASES 2008, 2009 and 2010 PRODUCTION GUIDANCE

HOUSTON, Texas - May 6, 2008 - Ultra Petroleum Corp. (NYSE: UPL) today announced financial and operating results for the first quarter 2008. Highlights include:

•	Record natural gas and crude oil production of 34.1 Bcfe, up 31 percent over the same period in 2007 - based on continuing operations
•	Earnings of $101.3 million or $0.64 per diluted share, an increase of 52 percent from first quarter 2007
•	Operating cash flow(1) of $201.4 million, up 51 percent from the same period a year ago
•	Achieves superior returns in first quarter; 74 percent cash flow margin, 37 percent net income margin, 34 percent return on capital employed, and 46 percent return on equity

For the first quarter ended March 31, 2008, Ultra Petroleum reported net income of $101.3 million, or $0.64 per diluted share, an increase of 52 percent from $66.6 million, or $0.42 per diluted share, for the same period in 2007. Operating cash flow(1) for the first quarter 2008 increased 51 percent to $201.4 million, compared to $133.4 million for the same period in 2007.

Ultra Petroleum’s production for the first quarter 2008 increased 31 percent to 34.1 billion cubic feet equivalent (Bcfe) compared to production from continuing operations of 26.0 Bcfe in the first quarter 2007. This is the largest quarterly production level ever achieved by Ultra Petroleum. For the first three months of 2008, production is comprised of 32.5 billion cubic feet (Bcf) of domestic natural gas and 256.3 thousand barrels (Mbls) of domestic condensate.

“We achieved record production, all organic, while continuing to deliver industry leading margins and financial metrics. Our net income margin was 37 percent, cash flow margin was 74 percent, return on capital was 34 percent, and return on equity was 46 percent. The consistency of our growth and returns is what differentiates us,” stated Michael D. Watford, Chairman President and Chief Executive Officer.

In the first quarter of 2008, Ultra Petroleum’s average realized domestic natural gas price was $7.66 per thousand cubic feet (Mcf) an increase of 29 percent from $5.93 per Mcf in first quarter 2007. The average realized domestic condensate price realized by the company in first quarter 2008 was $85.90 per barrel (bbl) up 79 percent, as compared to $48.02 per bbl in first quarter 2007.

Ultra Petroleum Corp.	Page 1of 8
First Quarter 2008 Results

Operations Review

During the first quarter 2008, Ultra Petroleum continued to make significant progress in improving drilling efficiencies. Starting the quarter with 12 operated rigs, the company drilled and cased to total depth (TD) 30 wells, as compared to 17 wells during the same quarter last year. The average first quarter drilling days (spud to TD) was 27 days, a 23 percent reduction from 35 days for full-year 2007, and a 39 percent decrease from 44 days in first quarter 2007. The percentage of wells spud to TD in 40 days or less continues to improve. During the quarter ended March 31, 2008, 90 percent of the wells were drilled in less than 40 days as compared to 74 percent for full-year 2007. As a result of decreased drilling times, well costs continue to trend lower. In the first quarter, the company achieved a 16 percent reduction in drilling costs from full-year 2007 and a more meaningful reduction of 29 percent from first quarter 2007.

Ultra Petroleum's drilling results in Pinedale continued to enlarge the size of the resource potential of this legacy field. In the Warbonnet area, four new delineation wells were brought on production in the first quarter, with each well averaging 12 million cubic feet of gas per day (Mmcfg/d). The EUR’s for these wells exceeded the 2007 year-end pre-drill estimates by approximately 70 percent. Ultra Petroleum plans to continue delineation drilling in the under-drilled portions of both the core and along the edges of the Pinedale Field for the balance of 2008, drilling a total of 28 delineation wells, more than twice as many delineation wells as in 2007. This focused work will lead to an increase in the Original Gas in Place (OGIP) estimate for the field and more importantly an increase in the estimate of recoverable gas net to Ultra Petroleum.

“Our 2007 year-end proved reserves were 2.9 trillion cubic feet (Tcfe) and our proved and near-proved reserves totaled 10.7 Tcfe of natural gas net to Ultra Petroleum from our legacy Pinedale/Jonah interests. We are confident the total resource will grow to 14.0 Tcfe over the next few years which is almost five times today’s proved reserves,” stated Watford.

The deep exploratory well, Mesa 10D-33, reached TD of 19,500 feet on February 29, 2008. Following TD, the well was logged and cased. Currently, the well is awaiting completion which will begin in late May.

The Revised Draft Supplemental Environmental Impact Study (SEIS) was issued by the Bureau of Land Management (BLM) in late December 2007 followed by a public comment period. The public comment period closed in mid-February. It is anticipated that the BLM will issue the Record of Decision in late summer 2008. With this, Ultra Petroleum gains access year-round to the Pinedale Field for drilling and completion activities. After an initial transition period, this additional access would lead to increased drilling efficiencies and allow for accelerated development of the field and a significant increase in the annual number of wells drilled while simultaneously committing to decreasing emissions and implementing measures to further mitigate impact on wildlife.

“The opportunity to drill and complete wells year-round on additional acreage in Pinedale that is currently off-limits in the winter would significantly increase our ability to accelerate development. All of this would be accomplished while ensuring preservation of significant undisturbed wildlife habitat in the area,” commented Watford.

Ultra Petroleum Corp.	Page 2 of 8
First Quarter 2008 Results

On January 12, 2008, the company began transporting gas on REX - West on an interim basis from Opal, Wyoming to the interconnection with ANR pipeline in Brown County, Kansas. Interim service provides for the delivery of gas from Opal, Wyoming with three significant downstream pipelines on the REX - West segment (NGPL, ANR, and Northern Natural Gas pipelines). The company has been advised by Kinder Morgan that it expects that the remainder of the REX - West pipeline segment will be completed in mid-May and that deliveries will begin to the Panhandle Eastern Pipeline system at Audrain County, Missouri. On April 11, 2008, the FERC issued its Final Environmental Impact Statement for the REX - East project. The current schedule anticipates REX - East to be operational by the end of 2008. REX - East will provide up to 1.8 Bcf of natural gas transport to Clarington, Ohio. The 27 percent increase in take-away capacity from the Rockies has already had a positive effect on natural gas prices that are expected to hold.

Production Guidance

Ultra Petroleum is increasing its annual natural gas and crude oil production guidance for 2008 to 140.0 to 145.0 Bcfe from its previous annual production guidance of 135.0 to 140.0 Bcfe. The revised annual production guidance is a 22 to 27 percent increase over 2007 annual, domestic production of 114.4 Bcfe. All production growth is generated organically. Production for the remainder of 2008, on a quarterly basis, is listed in the table below:

2008 Estimated	Q1 (A)	Q2 (E)	Q3 (E)	Q4 (E)	Full Year 2008
Total Production (Bcfe)	34.1	31.0 - 32.0	34.5 - 36.0	40.5 - 43.0	140.0 - 145.0

At this time, Ultra Petroleum is also increasing 2009 production guidance of 170.0 - 175.5 Bcfe to 185.0 - 190.0 Bcfe, targeting a 28 - 31 percent increase over 2008 at similar capital expenditure levels. In addition, the company is also raising production guidance for 2010 from 200.0 - 205.0 Bcfe to 210.0 - 215.0 Bcfe.

	2008	2009	2010
Estimated Total Production (Bcfe)	140.0 - 145.0	185.0 - 190.0	210.0 - 215.0

In conjunction with increased production guidance, the company is also increasing its 2008 capital expenditure budget from $755 million to $860 million.

Share Repurchase

During the three months ended March 31, 2008, Ultra Petroleum purchased 396,432 of its common shares for an aggregate $29.8 million at a weighted average price of $75.25 per share. Since the program’s inception in May 2006 to the end of the first quarter 2008, the company has purchased a total of 6.1 million shares of its common stock for an aggregate $324.4 million at a weighted average price of $53.26 per share. Total shares outstanding as of March 31, 2008, for Ultra Petroleum were 152,687,824.

Ultra Petroleum Corp.	Page 3 of 8
First Quarter 2008 Results

Hedging

As of March 31, 2008, Ultra Petroleum had the following open commodity derivative contracts in place to manage price risk on a portion of its natural gas production whereby the company receives the fixed price and pays the variable monthly index price. All prices are Northwest Pipeline Rockies basis.

Type	Remaining Contract Period	Volume – mmbtu/day	Average Price per Mcf/mmbtu
Swap	Apr 2008 - Oct 2008	190,000	$7.69 Mcf/$7.19 mmbtu
Swap	Calendar 2009	30,000	$7.86 Mcf/$7.35 mmbtu

In addition to derivative contracts, Ultra Petroleum also utilizes fixed price forward physical delivery contracts at southwest Wyoming delivery points to hedge its commodity price exposure. As of March 31, 2008, the company had the following fixed price physical delivery contracts in place on behalf of its interest and those of other parties. In November 2007, the Minerals Management Service commenced a Royalty-in-Kind program which had the effect of increasing the company’s average net interest in its physical gas sales from 80 percent to approximately 91 percent.

Type	Remaining Contract Period	Volume – mmbtu/day	Average Price per Mcf/mmbtu
Forward Sale	Calendar 2008	100,000	$7.31 Mcf/$6.83 mmbtu
Forward Sale	Apr 2008 - Oct 2008	20,000	$7.36 Mcf/$6.88 mmbtu
Forward Sale	Calendar 2009	10,000	$8.04 Mcf/$7.51 mmbtu
Forward Sale	Apr 2009 - Oct 2009	70,000	$7.25 Mcf/$6.77 mmbtu

Other Events During the Quarter

On March 6, 2008, Ultra Petroleum issued $300 million of Senior Notes pursuant to a Master Note Purchase Agreement between the company and the purchasers of the Senior Notes. Of the Notes, $200 million are 5.92 percent Senior Notes due 2018 and $100 million are 5.45 percent Senior Notes due 2015. The proceeds from the Notes were used to repay bank debt, but did not reduce the size of the revolving credit facility.

Conference Call Webcast Scheduled for May 7, 2008

Ultra Petroleum’s first quarter 2008 conference call will be available via live audio webcast at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) on Wednesday, May 7, 2008. To listen to this webcast, log on to www.ultrapetroleum.com. The webcast will be archived on Ultra Petroleum’s website through August 5, 2008.

Financial tables to follow

Ultra Petroleum Corp.	Page 4 of 8
First Quarter 2008 Results

Ultra Petroleum Corp.
Consolidated Statement of Operations (unaudited)
All amounts expressed in US$000's

	For the Quarter Ended
	31-Mar-08	31-Mar-07
Volumes
Oil liquids (Bbls) - Domestic	256,280	193,507
Natural Gas (Mcf) - Domestic	32,519,641	24,819,436
MCFE from continuing operations	34,057,321	25,980,478

Oil crude (Bbls) - China - discontinued operations	-	417,585
MCFE - Total	34,057,321	28,485,988

Revenues
Oil sales	$22,016	$9,292
Natural Gas sales	249,121	147,284
Total Revenues	271,137	156,576

Expenses
Production Costs	10,737	4,677
Severance/Production Taxes	30,935	17,513
Gathering Fees	9,998	6,494
Total Lease Operating Costs	51,670	28,684

Transportation	9,657	-
DD&A	42,250	29,629
General and administrative	4,345	3,218
Total Expenses	107,922	61,531
Interest and other income	150	327
Interest and debt expense	5,272	2,700

Net income before income taxes	158,093	92,672

Income tax provision	56,734	32,030

Net income from continuing operations	$101,359	$60,642
Discontinued operations, net of tax	(67)	5,949
Net Income	$101,292	$66,591

Operating Cash Flows (1)
Operating Cash Flow from Continuing Operations	$201,396	$122,046
Operating Cash Flow from Discontinued Operations	-	11,345
Operating Cash Flows	$201,396	$133,391
(1) (see non-GAAP reconciliation)

Ultra Petroleum Corp.	Page 5 of 8
First Quarter 2008 Results

Weighted Average Shares - Basic	152,501	151,928
Weighted Average Shares - Diluted	158,083	159,112

Basic earnings per share:
Income from continuing operations, net of taxes	$0.66	$0.40
Income from discontinued operations:
Operating earnings, net of taxes	$0.00	$0.04
Gain on sale of subsidiary, net of taxes	$0.00	$0.00
Net Income	$0.66	$0.44

Fully Diluted earnings per share:
Income from continuing operations	$0.64	$0.38
Income from discontinued operations:
Operating earnings, net of taxes	$0.00	$0.04
Gain on sale of subsidiary, net of taxes	$0.00	$0.00
Net Income	$0.64	$0.42

Realized Prices
Oil liquids (Bbls) - Domestic	$85.90	$48.02
Oil crude (Bbls) - China	-	$46.98
Natural Gas (Mcf)	$7.66	$5.93

Costs Per MCFE
Production Costs	$0.32	$0.26
Severance/Production Taxes	$0.91	$0.67
Gathering Fees	$0.29	$0.23
Transportation	$0.28	$0.00
DD&A	$1.24	$1.23
General and administrative	$0.13	$0.11
Interest and debt expense	$0.15	$0.09
	$3.32	$2.59

Note: Amounts on a per MCFE basis may not total due to rounding.

Margins - Continuing operations
Operating Cash Flow Margin	74%	78%
Net Income	37%	39%
Pre-tax income	58%	59%

Margins - Corporate
Operating Cash Flow Margin	74%	76%
Net Income	37%	38%
Pre-tax income	58%	58%

Ultra Petroleum Corp.	Page 6 of 8
First Quarter 2008 Results

Ultra Petroleum Corp.
Reconciliation of Cash Flow from Operations Before Changes in Non-Cash
Items and Working Capital (unaudited)
All amounts expressed in US$000's

(1) Operating cash flow is defined as net cash provided by operating activities before changes in non-cash items and working capital. Management believes that the non-GAAP measure of operating cash flow is useful as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. The company also has included this information because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the company may not control and may not relate to the period in which the operating activities occurred. Operating cash flow should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with GAAP.
The following table reconciles cash flow from operations before changes in non-cash items and working capital with net cash provided by operating activities as derived from the company’s financial information.

	For the Quarter Ended
	31-Mar-08	31-Mar-07

Net cash provided by operating activities from operations	$196,935	$143,474
Excess tax benefit from stock based compensation	$25,529	$3,007
Other	$(90)	$-
Accounts payable and accrued liabilities	$(23,543)	$(25,732)
Prepaid expenses and other current assets	$3,299	$1,119
Accounts receivable	$2,163	$9,088
Restricted cash	$8	$558
Other long-term obligations	$(13,744)	$(5,440)
Taxation payable	$10,839	$625
Net changes in non-cash items and working capital - discontinued operations	$-	$6,692

Cash flow from operations before changes in non-cash items and working capital	$201,396	$133,391

These statements are unaudited and subject to adjustment.

Ultra Petroleum Corp.	Page 7 of 8
First Quarter 2008 Results

About Ultra Petroleum

Ultra Petroleum Corp. is an independent exploration and production company focused on developing its long-life natural gas reserves in the Green River Basin of Wyoming - the Pinedale and Jonah Fields. Ultra Petroleum is listed on the New York Stock Exchange and trades under the ticker symbol “UPL”. The company had 152,687,824 shares outstanding on March 31, 2008.

This release can be found at http://www.ultrapetroleum.com

This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections or other statements, other than statements of historical fact, are forward-looking statements. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the company’s businesses are set forth in our filings with the SEC, particularly in the section entitled “Risk Factors” included in our Annual Report on Form 10-K for our most recent fiscal year and from time to time in other filings made by us with the SEC. These risks and uncertainties include increased competition, the timing and extent of changes in prices for oil and gas, particularly in Wyoming, the timing and extent of the company’s success in discovering, developing, producing and estimating reserves, the effects of weather and government regulation, availability of oil field personnel, services, drilling rigs and other equipment, and other factors listed in the reports filed by the company with the SEC. Full details regarding the selected financial information provided above will be available in the company’s report on Form 10-Q for the quarter ended March 31, 2008.

For further information contact:

Kelly L. Whitley
Manager Investor Relations
Phone: 281-876-0120 Extension 302
Email: info@ultrapetroleum.com
Website: www.ultrapetroleum.com

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First Quarter 2008 Results